Exhibit 99.1

Beyond Air Announces Positive Preclinical Data Supporting High

Concentration Nitric Oxide as a Potential Treatment for Solid Tumors

Globenewswire June 22, 2020

Data demonstrate the ablation of solid tumors with nitric oxide

All tumor-bearing mice treated with nitric oxide rejected a second tumor challenge, suggesting induction of an anti-tumor immune response

GARDEN CITY, N.Y., June 22, 2020 (GLOBE NEWSWIRE) — Beyond Air, Inc. (XAIR), a clinical-stage medical device and biopharmaceutical company focused on developing inhaled Nitric Oxide (NO) for the treatment of patients with respiratory conditions, including serious lung infections and pulmonary hypertension, and gaseous NO (gNO) for the treatment of solid tumors, today announced in vivo and in vitro data that show the potential efficacy of high concentration nitric oxide in ablation of solid tumors. The data were presented by Dr. Hila Confino of Beyond Air in an e-poster poster titled, “Gaseous Nitric Oxide at High Concentration is a Powerful Anti-Tumor Agent both in-vitro and in-vivo” at the American Association for Cancer Research (AACR) Virtual Annual Meeting II.

Three studies were conducted to characterize the anti-tumor effects of gNO in vivo. In the first study, subcutaneous colon cancer tumors were treated locally with high-dose gNO delivered by intratumoral injection or direct external exposure. Tumor ablation was successful in five of 30 mice.

In the second study, gNO was used to ablate primary tumors in tumor-bearing mice. The NO-treated tumor-bearing mice were later inoculated with a second challenge of tumor cells. All gNO-treated tumor-bearing mice (n=6) rejected the second tumor cell inoculation. In contrast, tumor take was 100% following tumor cell inoculation in naïve mice serving as controls (n=7). These data suggest that an anti-tumor immune response was triggered by gNO ablation of the primary tumor.

In the third study, splenocytes extracted from an NO-treated tumor-bearing mouse were mixed with mouse colon cancer cells and inoculated to naïve mice. The splenocytes dose-dependently inhibited the growth of tumors in the naïve mice, supporting an immune-mediated anti-tumor effect of gNO.

Professor Ido Wolf, the head of the oncology division at Sourasky Medical Center in Tel Aviv, commented, “These data demonstrate the potential utility of gNO as a novel treatment for cancer and indicate that tumor ablation with gNO may stimulate an anti-tumor immune response. This effect could result in the elimination of distant metastases, which account for 90% of cancer deaths.”

“These preclinical data demonstrate that gNO is a novel and potentially powerful treatment for solid tumors,” said Steve Lisi, Chairman and Chief Executive Officer of Beyond Air. “These data show that ultra-high concentration gNO not only has a substantial cytotoxic effect on cancer cells, but also suggest that our treatment may stimulate an anti-tumor immune response. Our goal is to initiate the first human study in the second half of next year.”

In addition to the in vivo studies, in vitro studies demonstrated that exposure of mouse colon and breast cancer cell cultures to high-concentration gNO reduced cell viability by more than 95%, further demonstrating cytotoxic effects of gNO against tumor cells.

The final version of the e-poster along with an accompanying audio presentation of the data will be available on the AACR website at www.aacr.org and on the Company’s website (click here).

About Beyond Air, Inc.

Beyond Air, Inc. is a clinical-stage medical device and biopharmaceutical company developing a revolutionary NO Generator and Delivery System, LungFit™, that uses NO generated from ambient air to deliver precise amounts of NO to the lungs for the potential treatment of a variety of pulmonary diseases. The LungFit™ can generate up to 400 ppm of NO, for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. The Company is applying its therapeutic expertise to develop treatments for pulmonary hypertension in various settings, in addition to treatments for respiratory tract infections that are not effectively addressed with current standards of care. Beyond Air is currently advancing its revolutionary LungFit™ for clinical trials for the treatment of severe lung infections such as SARS-CoV-2 and nontuberculous mycobacteria (NTM). Additionally, Beyond Air is using ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.